Exhibit 99.1


PSB ANNOUNCES 2ND QUARTER EARNINGS OF $.45 PER SHARE

Wausau, Wisconsin - David K. Kopperud, President of PSB Holdings, Inc. ("PSB") and Peoples State Bank ("Peoples") today announced the Bank's financial results for the second quarter of 2004.

"PSB earned $.45 per share this quarter compared to $.60 during the second quarter last year. In addition, on June 28, the Bank opened its new home office and financial center on Stewart Avenue in Wausau, Wisconsin," said Kopperud. "However, abandonment of the old main office located on the same property generated a cumulative one-time charge to operations of $199,000 after tax benefits during the quarter. This contributed to a decline in earnings per share. Prior to the abandonment charge, earnings were $.56 per share."

"Despite a slow-down in mortgage refinancing in 2004, the Bank continues to be a leader in residential mortgage lending in our principal market of Marathon County, Wisconsin" continued Kopperud. "During May 2004, despite more than 25 active competitors in this market, Peoples originated 1 of every 10 mortgage loans closed. We are also pleased our new Minocqua office is growing ahead of expectations and our new Weston branch on the Ministry/Marshfield Clinic health care campus is under construction to be open later this year."

Kopperud further noted "Although Peoples is in transition to accommodate future expansion through further capital and staffing investment, we are optimistic about the prospects of continued strong economic growth in Wausau and our other communities. Our optimism is expressed in a $.30 dividend per share paid today to shareholders of record on July 8. As a result of the January 2004 5% stock dividend, this is, in effect, a 5% increase over the dividend of $.30 per share paid this time last year."

PSB Holdings, Inc. (OTCBB:PSBQ.OB), is the parent company of Peoples. Peoples is headquartered in Wausau, Wisconsin with eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial loan and deposit products, the Bank provides retail investments, commercial property and casualty insurance services, retirement planning and long-term fixed rate residential mortgages. All per share information has been restated to reflect the 5% stock dividend paid in January.

ASSET GROWTH AND NET INTEREST INCOME

PSB continues to have strong asset growth, increasing $51.2 million, or 13.5% to $431.2 million since June 2003. Nearly all of this growth has been in the loan portfolio which increased $50.2 million or 18.0% during the past 12 months. Loan growth was in mortgage lending with both commercial real estate and on balance sheet residential real estate growing $29.4 million, and $19.4 million, respectively.

In addition to growth, credit quality improved and remains strong. Nonperforming loans (including non-accrual and restructured loans) to gross loans was .98% at June 2004 compared to 1.17% at March 2004, and 1.06% at June 2003. The Company also tracks delinquencies on a contractual basis quarter to quarter since some problem loans currently making payments remain on non-accrual status until ongoing ability to repay according to the contract is shown. Loans contractually delinquent 30 days or more as a percentage of gross
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loans were .84% at June 2004 compared to .88% at March 2004, and 1.01% at June
2003. The allowance for loan losses was 1.19% of gross loans at June 2004 compared to 1.26% at June 2003.

Asset growth continues to be funded primarily by borrowings and wholesale funds including brokered certificates of deposits, as retail deposit growth has lagged behind loan growth. During the past 12 months, FHLB borrowings and wholesale certificates increased $29.9 million. Retail certificates with balances greater than $100,000 increased $9.3 million, but other core deposits and retail certificates increased just $6.4 million. During the past quarter, wholesale funds increased $17.5 million, partially offset by a reduction in overnight borrowings of $11 million. Retail and local deposits continue to comprise the bulk of asset funding and were 69.3% of total funding at June 2004 compared to 74.7% of funding at June 2003.

Tax-adjusted net interest income increased $264,000, or 7.8% from $3,396,000 for the quarter ended June 30, 2003 to $3,660,000 for the current quarter ended June 30, 2004 due to increased earning assets held, although margin on earning assets for the quarter declined from 3.83% to 3.64%. Earning asset yields have decreased 50 basis points from 6.07% at June 2003 to 5.57% at June 2004. However, the cost of liabilities declined only 46 basis points from 2.73% at June 2003 to 2.27% at June 2004.

During the quarter ended June 2004, net interest margin declined to 3.64% from 3.73% for the prior March 2004 quarter as overnight funds of approximately $11 million used to fund March 2004 loan growth were converted to long term fixed funding during the June quarter. However, during the past 3 quarters, loan and other asset yields have leveled and favorable repricing of time deposits has slowed indicating net interest margin in the upcoming quarter will be primarily impacted by the ability to control core deposit rate increases while originating higher yielding loans in light of the recent 1/4% increase in the federal funds rate. The Company's balance sheet remains neutral to interest rate changes with net interest income for the next 12 months projected to decrease $62,000 if rates increase 200 basis points, and would decrease $95,000 if interest rates decrease 100 basis points.

SERVICE FEE AND NONINTEREST INCOME

Noninterest income increased by $129,000 in the June 2004 quarter to $855,000 compared to $726,000 in 2003. However, the prior year June 2003 quarter included a cumulative change in accounting estimate related to mortgage servicing that lowered noninterest income by $236,000. After accounting for the prior year adjustment, the decline in June 2004 income of $107,000 is due primarily to lower mortgage banking income of $144,000. A valuation allowance on mortgage servicing rights continues to be maintained and was $138,000 as of June 30, 2004. As mortgage interest rates increase, this valuation allowance is expected to be taken back into income as customers are less likely to refinance their existing mortgages. During the June 2004 quarter, $12,000 of the valuation allowance was recaptured. For all of 2004, the Company expects mortgage banking income to be approximately 50% to 60% of the level seen during 2003. The Company serviced $156.1 million of mortgage principal for other investors at June 30, 2004 compared to $137.5 million at June 30, 2003.
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Peoples Insurance Services LLC, a commercial property and casualty insurance agency and brokerage started by Peoples during September 2003, continues to build relationships in the Wausau area. The agency's net loss during the quarter and six months ended June 2004 was $37,000 and $75,000, respectively. Since opening during September 2003, cumulative net losses have been in line with initial projections despite lower than expected revenue growth.

OPERATING EXPENSES

Noninterest operating expenses increased $694,000 to $2,914,000 in the quarter ended June 2004 compared to $2,220,000 during the quarter ended June 2003, but included a one-time charge for abandonment of premises and equipment (the prior home office on the same property as the new home office and principal banking center was abandoned on June 28) of $329,000 before tax benefits. Excluding this one-time charge operating expenses increased $365,000, or 16.4%.

As the new home office and principal customer financial center was occupied on June 28, the 32,000 square foot $4.8 million dollar facility (including furniture and equipment) was placed in service. Depreciation of the investment in the new facility, along with the depreciation costs of the new Minocqua branch and the item processing imaging system increased occupancy expenses for the quarter by approximately $30,000. Annual depreciation expense is estimated to increase $186,000 ($113,000 after income tax benefits) from the new investment in the home office.

Excluding the one-time charge for abandonment of premises and equipment, operating expenses as a percent of average assets were 2.43% during the June 2004 quarter compared to 2.40% during the June 2003 quarter. Also excluding this charge, the expense efficiency ratio was 57.25% during June 2004 compared to 53.86% in June 2003.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this news release, including those relating to the growth of the Company, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the company's Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
                               (tables follow)
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PSB HOLDINGS, INC.
QUARTERLY FINANCIAL SUMMARY
(dollars in thousands, except per share data)

                                                           Quarter ended - Unaudited
                                        JUNE 30,    March 31,    Dec. 31      Sept. 30,    June 30,
EARNINGS AND DIVIDENDS:                   2004        2004        2003          2003         2003
Net income                             $    782    $    954    $  1,290    $   1,235    $   1,057
Basic earnings per share (3)           $   0.45    $   0.55    $   0.74    $    0.71    $    0.61
Diluted earnings per share (3)         $   0.45    $   0.55    $   0.74    $    0.71    $    0.60
Dividends declared per share (3)       $   0.30    $      -    $   0.29    $       -    $    0.29
Net book value per share               $  18.68    $  19.33    $  18.54    $    18.11   $   17.74
Semi-annual dividend payout ratio         29.84%       N/A        19.88%         N/A        21.74%
Average common shares outstanding     1,729,322   1,733,531   1,733,398     1,733,828   1,744,199

BALANCE SHEET - AVERAGE BALANCES:

Loans receivable, net of allowances    $320,471    $307,109    $302,491      $288,448    $265,863
Total assets                           $426,826    $407,577    $399,351      $389,267    $371,537
Deposits                               $330,337    $312,455    $312,376      $307,752    $292,698
Stockholders' equity                   $ 32,942    $ 32,878    $ 32,095      $ 31,085    $ 30,670

PERFORMANCE RATIOS:

Return on average assets (1)               0.73%       0.94%       1.28%         1.26%       1.14%
Return on avg. stockholders' equity (1)    9.52%      11.64%      15.95%        15.76%      13.82%
Average tangible stockholders' equity to
  average assets                           7.61%       7.83%       7.85%         7.70%       7.92%
Net loan charge-offs to average loans      0.01%       0.02%       0.09%         0.02%       0.01%
Nonperforming loans to gross loans         0.98%       1.17%       1.08%         1.09%       1.06%
Allowance for loan loss to gross loans     1.19%       1.16%       1.15%         1.23%       1.26%
Net interest rate margin (1)(2)            3.64%       3.73%       3.65%         3.67%       3.83%
Net interest rate spread (1)(2)            3.30%       3.38%       3.24%         3.21%       3.34%
Service fee revenue as a percent of
  average demand deposits (1)              2.63%       2.60%       2.70%         2.48%       2.83%
Noninterest income as a percent
  of gross revenue                        13.54%      12.24%      17.56%        17.90%      12.13%
Efficiency ratio (2)                      64.54%      59.73%      53.47%        50.94%      53.86%
Noninterest expenses to avg. assets (1)    2.74%       2.56%       2.46%         2.38%       2.40%

STOCK PRICE INFORMATION:

High                                   $  35.60    $  35.60    $  36.19      $  32.61    $  32.38
Low                                    $  34.50    $  33.50    $  31.43      $  31.43    $  28.57
Market value at quarter-end            $  34.50    $  35.00    $  33.62      $  31.90    $  31.67

(1)  Annualized
(2) The yield on tax-exempt loans and securities is computed on a tax equivalent basis.
(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.
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PSB HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME

                                                         Three Months Ended    Six Months Ended
(dollars in thousands,                                       June 30,             June 30,
except per share data - unaudited)                      2004       2003       2004       2003
Interest income:
   Interest and fees on loans                       $  4,714    $ 4,476    $ 9,268    $ 8,872
   Interest on securities:
      Taxable                                            453        501        914      1,116
      Tax-exempt                                         245        221        488        444
   Other interest and dividends                           46         60         92        119

         Total interest income                         5,458      5,258     10,762     10,551

Interest expense:
   Deposits                                            1,360      1,432      2,651      2,944
   FHLB advances                                         504        506        970      1,014
   Other borrowings                                       77         52        150         93

         Total interest expense                        1,941      1,990      3,771      4,051

Net interest income                                    3,517      3,268      6,991      6,500
Provision for loan losses                                240        240        480        465

Net interest income after provision for loan losses    3,277      3,028      6,511      6,035

Noninterest income:
   Service fees                                          322        325        613        628
   Mortgage banking                                      308        216        468        844
   Investment and insurance sales commissions             90         89        181        188
   Net gain on sale of securities                          -          -        111          -
   Other noninterest income                              135         96        222        188

         Total noninterest income                        855        726      1,595      1,848

Noninterest expense:
   Salaries and employee benefits                      1,547      1,387      3,095      2,835
   Occupancy and facilities                              361        285        662        573
   Loss on abandonment of premises and equip.            329          -        329          -
   Data processing and other office operations           187        148        347        287
   Advertising and promotion                              64         51         98         88
   Other noninterest expenses                            426        349        985        754

        Total noninterest expense                      2,914      2,220      5,516      4,537

Income before provision for income taxes               1,218      1,534      2,590      3,346
Provision for income taxes                               436        477        854      1,065

Net income                                         $     782   $  1,057   $  1,736   $  2,281
Basic earnings per share                           $    0.45   $   0.61   $   1.00   $   1.31
Diluted earnings per share                         $    0.45   $   0.60   $   0.99   $   1.30
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PSB HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
June 30, 2004 unaudited, December 31, 2003 derived from audited financial statements

                                                                       JUNE 30,  December 31,
(dollars in thousands, except per share data)                            2004       2003
ASSETS
Cash and due from banks                                             $  15,147  $  13,754
Interest-bearing deposits and money market funds                        2,365      1,214
Federal funds sold                                                          -      3,959

Cash and cash equivalents                                              17,512     18,927

Securities available for sale (at fair value)                          71,461     72,472
Federal Home Loan Bank stock (at cost)                                  2,792      2,444
Loans held for sale                                                         -        207
Loans receivable, net of allowance for loan losses of $3,906
   and $3,536, respectively                                           325,320    304,339
Accrued interest receivable                                             1,724      1,617
Foreclosed assets                                                          46         84
Premises and equipment                                                 10,495      7,557
Mortgage servicing rights, net                                            803        814
Other assets                                                            1,063        472

TOTAL ASSETS                                                         $431,216   $408,933

LIABILITIES
Non-interest-bearing deposits                                        $ 46,901   $ 50,563
Interest-bearing deposits                                             293,375    265,851

   Total deposits                                                     340,276    316,414

Federal Home Loan Bank advances                                        47,000     47,000
Other borrowings                                                        9,394     10,475
Accrued expenses and other liabilities                                  2,307      2,903

   Total liabilities                                                  398,977    376,792

STOCKHOLDERS' EQUITY
Common stock - no par value with a stated value of $1 per share:
   Authorized - 3,000,000 shares
   Issued - 1,887,179 shares                                            1,887      1,887
Additional paid-in capital                                              9,694      9,694
Retained earnings                                                      24,007     22,789
Accumulated other comprehensive income                                     (4)       844
Treasury stock, at cost - 161,549 and 153,781 shares, respectively     (3,345)    (3,073)

   Total stockholders' equity                                          32,239     32,141

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $431,216   $408,933
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